EXHIBIT 99.1

News Release dated February 19, 2016

Rokwader, Inc. Announces Letter of Intent to Acquire a Leading Express Car Wash Platform with 11 Locations

LOS GATOS, Calif.--(BUSINESS WIRE)-- Rokwader, Inc. (ROKR) announced today that it has established a subsidiary, the Acquisition Corporation (“AC"), and has authorized an initial investment in the subsidiary of up to $13 million, to acquire shares in the subsidiary. The proceeds invested in the subsidiary are intended to be used, in part, to acquire a leading express car wash operator with 11 locations (the “Platform"). The remaining proceeds will be used to acquire additional car wash sites and to grow the Platform.

Initially, it is the intent of AC to acquire 5 of the mature locations of the Platform, which generated EBITDA of approximately $1.6 million in FYE 2015. The remaining 6 locations are expected to be acquired under forward purchase contracts at a fixed multiple of EBITDA. As the new sites mature to stabilized profitability, AC intends to exercise its right to acquire the sites. The 6 forward purchase sites are expected to generate similar results as the first 5 locations in annual EBITDA at the time of acquisition exercise. All of the acquisitions are subject to final due-diligence and definitive agreements (“Definitive Documents”).

The goal of this strategy is for AC to become the platform for a car wash consolidation intended to scale though the acquisition and development of additional car wash operations in select geographic regions ("MSAs").

ROKR believes that the consolidation of the large, but highly fragmented car wash industry represents an excellent opportunity to rapidly grow the earnings and shareholder value of ROKR, and its subsidiary AC.

About ROKWADER

Rokwader, Inc., is a holding company which intends to scale through acquisitions in its subsidiaries, Latigo Shore Music, Inc. (“Latigo”) and the Acquisition Corporation. Latigo is in the music publishing business led by Steve Dorff, the President of Latigo and Director of Rokwader, who is a long-time successful composer and producer that has often been on the nation's top music charts. AC is an acquisition platform to consolidate high quality and proven car wash operations in select MSAs.

The statements made herein which are not historical facts are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, the risk that Rokwader is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

http://cts.businesswire.com/ct/CT?id=bwnews&sty=20160219005165r1&sid=acqr7&distro=nx&lang=en

View source version on businesswire.com: http://www.businesswire.com/news/home/20160219005165/en/

Rokwader, Inc.
Robert Wallace, 408-429-8419

Source: Rokwader, Inc.

© Copyright Business Wire 2016